Exhibit 99.1

PHINIA REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

PHINIA BOARD DECLARES QUARTERLY DIVIDEND OF $0.27 PER COMMON SHARE AND AUTHORIZES $200 MILLION INCREASE TO SHARE REPURCHASE PROGRAM

Auburn Hills, Michigan, February 13, 2025 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket solutions, today reported results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter Highlights:
•Net sales of $833 million, a decrease of 5.6% compared with Q4 2023.
◦Lower Fuel Systems (FS) sales across all regions partially offset by strong Aftermarket sales across all regions led to a slight year-over-year decrease of 2.9%, when adjusted for contract manufacturing agreements in 2023.

•Operating income of $51 million and operating margin of 6.1%, representing a year-over-year decrease of $30 million and 310 basis points (bps), respectively.
◦Adjusted operating income of $78 million and adjusted operating income margin of 9.4%, representing a year-over-year decrease of $11 million and 100 bps, respectively. Primarily driven by sales decreases, higher employment costs, and additional costs resulting from operating as a standalone company, partially offset by supplier savings.

•Net earnings of $5 million and net margin of 0.6%, representing a year-over-year decrease of $28 million and 310 bps, respectively.

•Net earnings per diluted share of $0.12.
◦Adjusted net earnings per diluted share of $0.71 (excluding $0.59 per diluted share related to non-comparable items detailed in the non-GAAP appendix below), reflecting a higher tax rate and lower pretax income partially offset by a reduction in share count.

•Adjusted EBITDA of $110 million with adjusted EBITDA margin of 13.2%, representing a year-over-year decrease of $17 million and 160 bps, respectively.
◦Primarily driven by sales decreases, higher employment costs and additional costs resulting from operating as a standalone company.
•Net cash generated by operating activities of $73 million, representing a year-over-year increase of $11 million.
◦ Adjusted free cash flow was $72 million compared to $55 million in Q4 2023; a 31% increase driven by working capital improvements and capital expenditure optimization.
•Share repurchases totaled $24 million, while dividends paid to shareholders in the quarter were $11 million.

Full Year 2024 Highlights:
•Net sales of $3.40 billion, a decrease of 2.8% compared with full year 2023.
◦Lower Commercial Vehicle (CV) sales in Europe and lower sales in China within the FS segment, partially offset by stronger Aftermarket sales in Europe and positive customer pricing led to a slight year-over-year decrease of 2% when adjusted for contract manufacturing sales that ended in 2024.

•Operating income of $259 million and operating margin of 7.6%, representing a year-over-year increase of $18 million and 70 bps, respectively.
◦Adjusted operating income of $346 million and adjusted operating income margin of 10.2%, flat year-over-year driven by sales decreases and additional costs resulting from operating as a standalone company, offset by strong Aftermarket demand, favorable customer pricing, and supplier savings

•Net earnings of $79 million and net margin of 2.3%, representing a year-over-year decrease of $23 million and 60 bps, respectively.

•Net earnings per diluted share of $1.76.
◦Adjusted net earnings per diluted share of $3.86 (excluding $2.10 per diluted share related to non-comparable items detailed in the non-GAAP appendix below).

•Adjusted EBITDA of $478 million with adjusted EBITDA margin of 14.1%, representing a year-over-year decrease of $12 million and 10 bps, respectively.

•Net cash generated by operating activities of $308 million, representing a year-over-year increase of $58 million.
◦Adjusted free cash flow was $253 million compared to $161 million in 2023, a 57% increase driven by working capital improvements and capital expenditure optimization.

Key Wins in Strategic Growth Markets:
New business wins remained strong across all end markets. A few examples of new business awards in Q4 are:

•Second product win in the aerospace and defense industry with a Post Combustion Injector system, providing required flight profile engine performance.

•Key contract extension with a medium-duty engine manufacturer, an important win securing CV revenue highlighting the resilience of our product portfolio.
•Light Vehicle (LV) Gas Direct Injection (GDi) program extension for the South American market.
•Our Aftermarket segment expanded our share of wallet with certain subsidiaries of a major European customer, was awarded new incremental business at a major customer in Europe, signed a multi-year contract to supply remanufactured products to a major CV original equipment manufacturer (OEM) in South America, and developed new distributors to support business growth in Southeast Asia.

Brady Ericson, President and Chief Executive Officer of PHINIA commented: “We delivered solid results in the fourth quarter despite softened demand in the Light Vehicle and Commercial Vehicle markets, driven by operational execution, improved price-cost performance and strong Aftermarket sales. 2024 was our first full calendar year as an independent company and I want to extend my heartfelt gratitude to our employees for their dedication, our customers for their trust, our partners for their collaboration, and all our stakeholders for their unwavering support as we continue to build a stronger future together.”

Balance Sheet and Cash Flow:

The Company ended the year with cash and cash equivalents of $484 million and $499 million of available capacity under its Revolving Credit Facility. Long-term debt at year-end was $963 million.

Capital expenditures during the year were $105 million with the funds primarily used for investments in new machinery and equipment for new program launches. Dividends paid to shareholders in the year were $44 million, while share repurchases totaled $212 million.

2025 Full Year Guidance:

The Company expects 2025 net sales of $3.23 billion to $3.43 billion. Excluding the impacts of foreign exchange and contract manufacturing arrangements in 2024, this implies a year-over-year sales range of 2% decline to 4% growth in 2025. The Company’s net earnings and adjusted EBITDA are projected to be $140 million to $170 million and $450 million to $490 million, respectively, with net earnings margin of 4.3% to 5.0% and adjusted EBITDA margin of 13.7% to 14.5%. The Company expects to generate $160 million to $200 million in adjusted free cash flow. Adjusted tax rate is expected to be in the range of 38% to 42%.

The Company will host a conference call to review fourth quarter and full year 2024 results, introduce 2025 full year outlook and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q4 2024 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

Increase to Dividend and Share Repurchase Program

PHINIA also today announced that its Board of Directors has declared a quarterly cash dividend in the amount of $0.27 per common share, an increase of 8% over the $0.25 per common share paid in the same quarter in 2024, payable on March 14, 2025, to shareholders of record at the close of business on February 28, 2025.

The Board of Directors also authorized a $200 million increase to its previously approved $400 million share repurchase program. Including the $200 million increase announced today, approximately $320 million is available under the Company’s repurchase program. Under the share repurchase program, the Company's common shares may be repurchased in open market transactions, in privately negotiated transactions, pursuant to one or more accelerated stock repurchase programs, through the use of Rule 10b5-1 plans, or in such other manner in compliance with the requirements of the Securities and Exchange Commission. The exact amount and timing of any purchases will depend on a number of factors, including trading price, trading volume, and general market conditions. The repurchase program has no expiration date and may be suspended, discontinued, or resumed at any time.

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGETM. With over 12,500 employees across 43 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Across commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and industrial applications), light commercial vehicles (vans and trucks) and light passenger vehicles (passenger cars and sport-utility vehicles), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, while at the same time investing in advanced technologies to unlock the potential of alternative fuels.

By providing what the market needs today to become more efficient and sustainable, while also developing innovative products and solutions to contribute to lower carbon mobility, we are the partner of choice for a diverse array of customers – powering our shared journey toward a cleaner tomorrow.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Kellen Ferris
Vice President of Investor Relations
investors@phinia.com
+1 947-262-5256

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns impacting the vehicle and industrial equipment industries; our ability to deliver new products, services and technologies in response to changing consumer preferences, increased regulation of greenhouse gas emissions, and acceleration of the market for electric vehicles; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions or partnerships; pricing pressures from original equipment manufacturers (OEMs); inflation rates and volatility in the costs of commodities used in the production of our products; changes in U.S. and foreign administrative policy, including changes to existing trade agreements and any resulting changes in international trade relations; our ability to protect our intellectual property; failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity; our ability to identify, attract, retain and develop a qualified global workforce; difficulties launching new vehicle programs; failure to achieve the anticipated savings and benefits from restructuring and product portfolio optimization actions; extraordinary events, including natural disasters or extreme weather events, fires or similar catastrophic events, political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; the impact of economic, political, social and market conditions on our business in China; our reliance on a limited number of OEM customers; supply chain disruptions; work stoppages, production shutdowns and similar events or conditions; governmental investigations and related proceedings regarding vehicle emissions standards, including the ongoing investigation into diesel defeat devices; current and future environmental, health and safety, human rights and other laws and regulations; the impacts of climate change, regulations related to climate change and various stakeholders’ emphasis on climate change and other related matters; compliance with and changes in other laws and regulations; liabilities related to product warranties, litigation and other claims; tax audits and changes in tax laws or tax rates taken by taxing authorities; impairment charges on goodwill and indefinite-lived intangible assets; the impact of changes in interest rates and asset returns on our pension funding obligations; the impact of restrictive covenants and other requirements on our financial and operating flexibility pursuant to the agreements governing our indebtedness; risks relating to the spin-off from our former parent, including our ability to achieve some or all of the benefits that we expect to achieve from the spin-off, a determination that the spin-off does not qualify as tax-free for U.S. federal income tax purposes, and our or our former parent’s failure to perform under, or additional disputes that may arise between the parties relating to, various transaction agreements executed in connection with the spin-off; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except earnings per share)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Fuel Systems	$491	$556	$2,020	$2,177
Aftermarket	342	326	1,383	1,323
Net sales	833	882	3,403	3,500
Cost of sales	644	696	2,647	2,776
Gross profit	189	186	756	724
Gross margin	22.7%	21.1%	22.2%	20.7%

Selling, general and administrative expenses	118	107	442	413
Other operating expense (income), net	20	(2)	55	70
Operating income	51	81	259	241

Equity in affiliates’ earnings, net of tax	(3)	(2)	(11)	(10)
Interest expense	18	22	99	56
Interest income	(4)	(4)	(16)	(13)
Other postretirement expense (income)	(1)	3	—	2
Earnings before income taxes	41	62	187	206

Provision for income taxes	36	29	108	104
Net earnings	$5	$33	$79	$102

Earnings per share — diluted	$0.12	$0.70	$1.76	$2.17

Weighted average shares outstanding — diluted	43.0	47.0	44.8	47.0

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$484	$365
Receivables, net	817	1,017
Inventories	444	487
Prepayments and other current assets	96	58
Total current assets	1,841	1,927
Property, plant and equipment, net	843	921
Other non-current assets	1,084	1,193
Total assets	$3,768	$4,041

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$25	$89
Accounts payable	522	639
Other current liabilities	422	420
Total current liabilities	969	1,148
Long-term debt	963	709
Other non-current liabilities	262	297
Total liabilities	2,194	2,154

Total equity	1,574	1,887
Total liabilities and equity	$3,768	$4,041

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
OPERATING
Net cash provided by operating activities	$73	$62	$308	$250
INVESTING
Capital expenditures, including tooling outlays	(20)	(33)	(105)	(150)
Insurance proceeds received for damage to property, plant and equipment	3	—	3	—
Payments for investment in equity securities	—	—	(1)	(2)
Proceeds from asset disposals and other, net	—	—	2	2
Net cash used in investing activities	(17)	(33)	(101)	(150)
FINANCING
Proceeds from issuance of long-term debt, net of discount	—	—	975	708
Payments for debt issuance costs	—	—	(15)	(14)
(Repayments) borrowings under Revolving Facility	—	—	(75)	75
Repayments of debt, including current portion	—	(3)	(722)	(4)
Dividends paid to PHINIA Inc. stockholders	(11)	(11)	(44)	(23)
Payments for purchase of treasury stock, including excise tax	(24)	(15)	(212)	(24)
Payments for stock-based compensation items	—	(1)	(3)	(1)
Cash outflows related to debt due to Former Parent	—	—	—	(728)
Cash inflows related to debt due from Former Parent	—	—	—	36
Net transfers to Former Parent	—	—	—	(5)
Net cash (used in) provided by financing activities	(35)	(30)	(96)	20
Effect of exchange rate changes on cash	(14)	(1)	8	(6)
Net increase (decrease) in cash and cash equivalents	7	(2)	119	114
Cash and cash equivalents at beginning of period	477	367	365	251
Cash and cash equivalents at end of period	$484	$365	$484	$365

PHINIA Inc.
Net Debt (Unaudited)
(in millions)

	December 31, 2024	December 31, 2023
Total debt	$988	$798
Cash and cash equivalents	484	365
Net debt	$504	$433

Use of Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, separation and transaction costs, other postretirement income and expense, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted sales.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, separation and transaction costs, intangible asset amortization expense, impairment charges, other net expenses, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by adjusted sales.

Adjusted Sales
The Company defines adjusted sales as net sales adjusted to exclude certain agreements with our former parent that were entered into in connection with the spin-off.

Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings per diluted share as net earnings per share adjusted to exclude the tax-effected impact of restructuring expense, separation and transaction costs, impairment charges, other net expenses, and other gains, losses and tax amounts not reflective of the Company’s ongoing operations.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays.

Adjusted Sales (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Fuel Systems net sales	$491	$556	$2,020	$2,177
Spin-Off agreement adjustment	—	(24)	(23)	(50)
Fuel Systems adjusted sales	491	532	1,997	2,127

Aftermarket net sales	342	326	1,383	1,323
Adjusted sales	$833	$858	$3,380	$3,450

Adjusted Operating Income and Operating Income Margin (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating income	$51	$81	$259	$241
Separation and transaction costs	7	(4)	31	80
Asset impairment	21	—	21	—
Intangible asset amortization expense	7	7	28	28
Restructuring expense	3	2	14	12
(Gains) losses for other one-time events	(11)	3	(7)	3
Royalty income from Former Parent	—	—	—	(17)
Adjusted operating income	$78	$89	$346	$347

Net sales	$833	$882	$3,403	$3,500
Operating margin %	6.1%	9.2%	7.6%	6.9%
Adjusted sales	$833	$858	$3,380	$3,450
Adjusted operating margin %	9.4%	10.4%	10.2%	10.1%

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net earnings	$5	$33	$79	$102
Depreciation and tooling amortization	32	38	132	143
Interest expense	18	22	99	56
Provision for income taxes	36	29	108	104
Intangible asset amortization expense	7	7	28	28
Interest income	(4)	(4)	(16)	(13)
EBITDA	94	125	430	420
Separation and transaction costs	7	(4)	31	80
Asset impairment	21	—	21	—
Restructuring expense	3	2	14	12
(Gains) losses for other one-time events	(11)	3	(7)	3
Other postretirement (income) expense	(1)	3	—	2
Royalty income from Former Parent	—	—	—	(17)
Equity in affiliates’ earnings, net of tax	(3)	(2)	(11)	(10)
Adjusted EBITDA	$110	$127	$478	$490

Adjusted sales	$833	$858	$3,380	$3,450
Adjusted EBITDA margin %	13.2%	14.8%	14.1%	14.2%

Net Earnings to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net earnings	$5	$33	$79	$102

Separation and transaction costs	7	(4)	31	80
Intangible asset amortization	7	7	28	28
Loss on extinguishment of debt	—	—	22	—
Asset impairment	21	—	21	—
Restructuring expense	3	2	14	12
(Gains) losses for other one-time events	(11)	3	(7)	3
Royalty income from Former Parent	—	—	—	(17)
Tax effects and adjustments	(1)	(5)	(15)	(11)

Adjusted net earnings	$31	$36	$173	$197

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net earnings per diluted share	$0.12	$0.70	$1.76	$2.17

Separation and transaction costs	0.16	(0.08)	0.69	1.70
Intangible asset amortization expense	0.16	0.15	0.63	0.60
Loss on debt extinguishment	—	—	0.49	—
Asset impairment	0.49	—	0.47	—
Restructuring expense	0.07	0.04	0.31	0.26
(Gains) losses for other one-time events	(0.26)	0.06	(0.16)	0.06
Royalty income from Former Parent	—	—	—	(0.36)
Tax effects and adjustments	(0.03)	(0.11)	(0.33)	(0.24)

Adjusted net earnings per diluted share	$0.71	$0.76	$3.86	$4.19

Adjusted Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$73	$62	$308	$250
Capital expenditures, including tooling outlays	(20)	(33)	(105)	(150)
Effects of separation-related transactions	19	26	50	61
Adjusted free cash flow	$72	$55	$253	$161